Exhibit 10.1

Mark Eubanks President & Chief Executive Officer	555 Dividend Drive Coppell, Texas 75019
April 6, 2023
Elizabeth Galloway
Delivered via email

Dear Elizabeth,

It is a pleasure to formally offer you the position of Executive Vice President and Chief Human Resources Officer at the Brink’s Company.

The following outlines the terms of our offer:

Position:    Executive Vice President & Chief Human Resources Officer
Start Date:    May 15, 2023
Location:    Coppell, TX
    Annual Salary:    $465,000
Annual Bonus Target:    In accordance with the terms of the Brink’s Incentive Plan (BIP), which may be changed from time to time, at a target percentage of 75% of Base Salary and with a potential award range from 0% - 200% of target (0% - 150% of Base Salary). Your 2023 bonus payment will not be prorated and will be based on the full calendar year ending 12/31/2023.
Annual LTI Target Value:             Target award of $700,000 Long Term Incentive (LTI) grant-date value, subject to approval by the Compensation and Human Capital Committee of the Board of Directors (Committee) pursuant to the 2017 Equity Incentive Plan (Plan). This grant will be awarded on your start date as follows:

•25% of the target value in Restricted Stock Units (RSUs), 1/3 of which will vest on the last trading date of June of each of the next 3 years; and
•75% of the target value in Internal Metric Performance Share Units (IM PSUs) which have a 3-year performance period and pay out between 0% and 200% of target shares based on achievement of a 3-year internal cumulative EBITDA target, the results of which will be certified by the Committee in the first half of 2026. The IM PSUs will have a +/- 25% multiplier that correlates to the relative Total Shareholder Return for the performance period as compared to our peers and peers of peers with greater than 25% foreign revenues, such multiplier to be subject to a cap at 100% in the event of absolute negative TSR during the performance period. The performance period is from 1/1/2023 – 12/31/2025.
Sign-on LTI Target Value:            Target award of $1,400,000 sign-on LTI grant-date value, subject to approval by the Committee pursuant to the Plan. This grant will be awarded on your start date with 100% of the value granted in RSUs, 1/3 of which will vest on the last trading date of June of each of the next 3 years. This grant is intended to buy-out equity which will be forfeited with your prior employer.

Vacation:    You will be eligible for 4 weeks of paid vacation. Based on your start date, your current vacation will be prorated in this calendar year.

Benefits:        You will be eligible for Brink’s health, life, and disability insurance and the 401(k) savings plan for salaried employees, in accordance with the plan provisions for 2023. Your group insurance will become effective immediately upon your first day of employment with Brink’s provided you complete the required enrollment.

    Additional executive benefits will include:
•Executive Salary Continuation Plan (ESCP) – additional Life / Disability insurance equal to 3x salary payable over 10 years from date of death or disability
•Key Employees Deferred Compensation Program (KEDCP) – opportunity to defer salary, annual bonus and LTI grants with 100% company match up to 10% of base salary and bonus

•Opportunity to have a company-paid concierge health benefit with annual physical and 24/7 care
•Executive financial counseling

Severance Benefits:    Upon your start date, you will participate in the Severance Pay Plan on the same basis as other non-CEO senior executives. In the event you are terminated by the Company without Cause or you terminate for Good Reason, each as defined under the terms of the Company’s Severance Pay Plan, you would receive the following:
•Cash severance equal to the sum of the then-current base salary rate and full-year target annual incentive opportunity
•Pro-rated annual incentive provided participation in the Brink’s Incentive Plan is at least 6 months in the year of termination
•Health care and outplacement benefits for 12 months
•Continued vesting of annual LTI awards that would have vested to the same extent as if the executive had remained employed until the first anniversary of the termination date
•Restrictive covenants apply during the 12-month period (confidentiality, non-solicitation and non-competition)
Change in Control Severance Benefits:    You will be provided the same change-in-control benefits provided to other senior executives which provide that in the event of an involuntary termination without Cause or termination with Good Reason (each as defined in the Plan) within two years of a change-in-control transaction, you would receive:
•Cash severance equal to the product of (x) 2.0 multiplied by (y) the sum of the then-current base salary rate and the 3-year average annual incentive payout (target bonus is substituted for years where there was no bonus payout because of employment for less than three years)

•Pro-rated annual incentive award for the year of termination, based on the 3-year average actual annual incentive payout
•Health care benefit coverage for 18 months
•Accelerated vesting of unvested equity awards, per the award agreements
•Restrictive covenants would apply

Share Ownership Guidelines:    Consistent with the current policy, you will be subject to a stock ownership guideline of three times base salary.

This position being offered is employment at will, which means that either you or the Company may terminate the employment relationship at any time without notice, for any reason.

As a pre-condition to perform the duties of the above-referenced position, which will involve exposure to confidential and/or proprietary information belonging to the Company and its clients and/or customers, you will be required to execute the attached Confidentiality and Non-Competition Agreement. If you have any questions about this agreement, please contact me.

Employment is contingent upon successful completion of the pre-employment process to include, but not limited to, a background investigation and a “results negative” outcome on the drug screen, which will be the final step in this process.

If you have any additional questions regarding the details of our offer, please feel free to contact me.

Sincerely,

/s/ Mark Eubanks

Mark Eubanks
President and Chief Executive Officer

Accepted: this 11th of     April    , 2023        /s/ Elizabeth Galloway
Elizabeth Galloway